QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use of our report dated February 19, 2007 (except as to note 22, which is dated November 14, 2007) with respect to the consolidated balance sheets of Osprey Media Income Fund as at December 31, 2006 and 2005 and the consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2006, and for the period from April 15, 2004 to December 31, 2004, included in Quebecor Media Inc.'s Form F-4 dated February 8, 2008 and to the reference therein to our firm under the heading "Auditors".

Toronto, Canada February 8, 2008	/s/ Ernst & Young LLP Chartered Accountants Licensed Public Accountants

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM